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                                                                      EXHIBIT 37

                                                                  CONFORMED COPY

                                POWER OF ATTORNEY

I, Andrew Dixey, a Director of and shareholder in Professional Staff Plc, registered number 2459997 ("the Company"), hereby appoint any other director of the Company from time to time, severally, to be my true and lawful attorney ("my Attorney") for me and in my name to do and perform any of the acts and things that may be done and performed by me and to execute any documents necessary or desirable to be completed or executed by me whether in my capacity as a director of the Company or in my capacity as a shareholder in the Company as my Attorney shall in his discretion think proper to do, perform or execute in connection with the offer to be made by way of a Scheme of Arrangement under section 425 of the Companies Act 1985 by or on behalf of Bidco Limited, registered number 4493380 ("Bidco") for all the issued and to be issued share capital of the Company other than certain shares owned or controlled by Bidco, Lord Ashcroft, Benjamin Blackden and myself and our immediate family and related trusts ("the Transaction") and, in particular (but without limiting the generality of the foregoing):

(a) to agree the form and contents of and, where appropriate, to sign in my name any circular, offer document, advertisement, announcement or other document required to be issued, published or released in connection with the Transaction including but not limited to any shareholder resolution, any document required to be signed or executed by me in connection with the withdrawal of my holding of shares in the Company from the ADS programme, an irrevocable undertaking and an undertaking to be bound by the Scheme of Arrangement and a responsibility statement in the terms or to the effect required under the City Code on Takeovers and Mergers ("the City Code") whereunder, in common with the other directors of the Company (with or without exceptions), I accept responsibility as therein stated;

(b) to do any acts or things, and to approve, execute or certify any document or documents necessary or desirable to be done, approved, executed or certified by me as a director of the Company with a view to compliance with the requirements of the Companies Act 1985, Financial Services and Markets Act 2000, the Panel on Takeovers and Mergers or the City Code; and

(c) to execute, deliver and do all such other deeds, documents, acts and things as may be required or as my Attorney may think desirable or expedient in connection with the Transaction and to do anything whatsoever in connection therewith as amply and effectively as I could do personally.

I hereby undertake to ratify whatever my Attorney shall properly do or cause to be done hereunder and to indemnify my Attorney and keep my Attorney indemnified against all claims, costs and expenses which my Attorney may suffer as a result thereof.

This Power of Attorney may be revoked at any time by notice in writing signed by me addressed to the Company Secretary and handed to him or sent to or delivered at the registered office of the Company at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire SL3 6EZ and shall, if not previously revoked, cease to have effect six calendar months after the date on which it is signed.

This Power of Attorney is governed by and is to be construed in accordance with the laws of England and Wales and the appropriate court of law in England is to have non-exclusive jurisdiction in relation to all matters, claims and disputes arising out of or in connection with this Power of Attorney.

Dated   12 March        2003

Executed and unconditionally    )       Andrew Dixey
delivered as a Deed by          )
Andrew Dixey                    )
In the presence of              )       T K Minhas
                                        222 Grays Inn Road, London WC1X 8XF,
                                        Solicitor